Filed Pursuant to Rule 424(b)(5)
File No. 333-155275

The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 18, 2009

Prospectus supplement

(To Prospectus dated November 12, 2008)

$

Common Stock

We will enter into forward sale agreements with each of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. or their respective affiliates, whom we refer to as the forward purchasers. The forward purchasers are, at our request, borrowing and delivering to the underwriters for sale an aggregate          shares of our common stock in connection with the forward sale agreements between us and the forward purchasers. If either forward purchaser is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date of the offering, all or a portion of the number of shares of our common stock to which its forward sale agreement relates, we will sell the shares of common stock that such forward purchaser does not borrow and sell. We will not receive any proceeds from the sale of the shares by the forward purchasers. Although we expect to physically settle the forward sale agreements entirely by delivering shares of our common stock in exchange for cash proceeds, we may elect cash or net share settlement for all or a portion of our obligations of either forward sale agreement if we conclude it is in our best interest to do so. See “Underwriting—Forward Sale Agreement” for a description of the forward sale agreements.

Our common stock is listed on the New York Stock Exchange (NYSE) under the symbol “BEC.” On May 18, 2009, the reported last sale price of our common stock on the NYSE was $53.33 per share.

Investing in our common stock involves risks. You should consider carefully the risk factors beginning on page S-10 of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $             A SHARE

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)

Depending on the price of our common stock at the time of settlement of the forward sale agreements and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement, which settlement must occur no later than May     , 2010. For purposes of calculating the proceeds to us, we have assumed that the forward sale agreements are physically settled based upon the initial forward sale price of $         on the effective date of the forward sale agreements, which will be May     , 2009. The actual proceeds are subject to final settlement of the forward sale agreements. See “Underwriting—Forward Sale Agreements” for a description of the forward sale agreements.

The forward purchasers have granted the underwriters an option to purchase up to an additional             shares of common stock to cover over-allotments (representing 10% of the aggregate shares of our common stock to which the forward sale agreements relate); provided that we may elect, in our sole discretion, in lieu of having the forward purchasers grant such option to the underwriters, to grant the underwriters an option to purchase from us an equal number of shares on the same terms. If, in connection with the exercise of such option granted by the forward purchasers, either forward purchaser is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date for the exercise of such option, all or a portion of the shares of our common stock with respect to which such option has been exercised, we will sell the shares of common stock that such forward purchaser does not borrow and sell.

Joint Book-Running Managers

Morgan Stanley	Goldman, Sachs & Co.

May     , 2009

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell nor a solicitation of an offer to buy any securities other than our common stock referred to herein. We are not, and the underwriters are not, making any offer to sell and are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus, as well as information we have previously filed with the Securities and Exchange Commission, which we refer to as the SEC, and incorporated by reference herein or therein, is accurate as of any date other than the date on the cover page of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus dated November 12, 2008, which also is a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using its shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of our common stock. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or any previously filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies. See “Documents incorporated by reference.”

In this prospectus supplement, we use the terms “Beckman Coulter,” “we,” “our” and “us” to refer to Beckman Coulter, Inc., a Delaware corporation, and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements reflect our current views with respect to future events and can also be identified by words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” “plans,” “should,” “likely,” or the negative thereof or comparable terminology, and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, statements regarding the anticipated closing of our pending acquisition of the diagnostic systems business of Olympus Corporation, the expected effect of the acquisition on our financial results and its role in advancing our business. These statements are based on current expectations, forecasts and assumptions. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond our control, including antitrust and other governmental approvals, and certain other customary conditions of our pending acquisition. Among other things, these factors include the risk that the acquisition will not be completed, the possibility that we will not be able to obtain the leverage across the companies’ installed base that is anticipated, that anticipated changes to infrastructure will not be realized or will cost more than anticipated, that currency rates will fluctuate and that our financial results will be different from those anticipated or those achieved by the diagnostic systems business while owned by Olympus Corporation. Forward-looking statements involve certain risks and uncertainties, and our actual results may differ materially from those discussed in any forward-looking statement. Factors that could cause results to differ include, but are not limited to, those discussed under the heading “Risk factors” in this prospectus supplement and in our latest Form 10-K and Form 10-Q incorporated by reference in the accompanying prospectus, and other risks we identify in documents we file with the SEC that are incorporated by reference in the accompanying prospectus. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk factors” and the financial statements and related notes to those financial statements incorporated herein and therein by reference.

Beckman Coulter

From complex DNA sequencing in pioneering research laboratories and high-volume laboratory testing in hospitals to simple single-use diagnostic screening kits used in physicians’ offices, Beckman Coulter is the world’s largest company devoted solely to biomedical testing. Tracing our origins to 1935, we are a leading manufacturer and marketer of biomedical testing instrument systems, tests and supplies that simplify, automate and innovate complex laboratory processes.

Our principal executive office is located at 4300 N. Harbor Blvd., Fullerton, California 92835. Our mailing address is Beckman Coulter, Inc., P.O. Box 3100, Fullerton, CA 92834-3100. The telephone number is (714) 871-4848. We maintain an internet site at www.beckmancoulter.com. Information contained on our internet site is not incorporated by reference into this prospectus supplement, and you should not consider that information to be a part of this prospectus supplement.

Acquisition of Olympus Diagnostic Systems Business

We entered into a master purchase agreement with Olympus Corporation, which we also refer to as Olympus, dated as of February 27, 2009, to acquire the diagnostic systems portion of Olympus Corporation’s life science business (the “Diagnostic Systems Business”) for ¥77.45 billion (the “Acquisition”). Olympus is a Tokyo-headquartered precision technology company that creates opto-digital solutions in healthcare, life science and consumer electronic products. The Diagnostic Systems Business encompasses the development, manufacturing, marketing, sale, distribution and use of clinical chemistry and immunoassay analyzers, blood transfusion testing systems, and the chemical reagents and other consumables used with them, and related laboratory automation equipment, for in vitro diagnostic testing of samples from humans and animals.

We will pay for the Acquisition through (i) a minimum cash payment of ¥47.5 billion (approximately U.S. $480 million based on currency exchange rates as of March 31, 2009) and (ii) up to ¥29.95 billion (approximately U.S. $300 million based on currency exchange rates as of March 31, 2009) (the “Stock Purchase Price”) in either cash or common stock, at our option (with any such cash in lieu of stock subject to an approximately 5% discount on the Stock Purchase Price). If and to the extent common stock were to be issued to Olympus, the cash portion of the Stock Purchase Price would be adjusted, as needed, so as to cause Olympus to own less than 14.9% of our outstanding capital stock immediately after the closing. The purchase price is subject to adjustment based on a comparison of estimated net assets at closing to a target amount of net assets as well as a reduction for net debt remaining at the closing. We currently expect to finance the purchase price with a combination of the proceeds received upon physical settlement of the forward sale agreements and proceeds from our pending sale pursuant to a public offering of $250 million of 6% senior notes due 2015 and $250 million of 7% senior notes due 2019, scheduled to close on May 21, 2009, with the remaining balance being paid from cash on hand.

On February 27, 2009, we entered into forward contracts with Bank of America, N.A., J.P. Morgan Chase, Wells Fargo Bank, N.A., Morgan Stanley Capital Services Inc., The Royal Bank of Scotland and Scotia Capital covering the full amount of the purchase price to hedge the risk of changes in the exchange rate of the Japanese Yen versus the U.S. Dollar between the signing and closing of the Acquisition. Based on the current financing plan and expectation of delivering 100% of the Acquisition consideration in cash, the total purchase price will be reduced to ¥76 Billion. The forward contracts transactions effectively fixed the U.S. Dollar cost of the purchase price at U.S. $780 million.

The master purchase agreement contemplates that Olympus Corporation will spin-off the Diagnostic Systems Business assets in Germany, France and Japan into newly formed entities in each respective jurisdiction and that we will acquire the capital stock of each newly formed entity. Additionally, we will purchase assets related to the Diagnostic Systems Business from various subsidiaries and affiliates of Olympus Corporation, which are located in approximately twenty other countries.

The obligations of Beckman Coulter and Olympus to complete the Acquisition are subject to certain closing conditions, including the expiration of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), and receipt of applicable non-U.S. antitrust approvals. We were granted early termination of the HSR waiting period on May 8, 2009. The parties are preparing and reviewing disclosure schedules associated with the master purchase agreement and until the disclosure schedules are accepted, either party may terminate the master purchase agreement with no further obligation to the other party. In addition, the transaction is subject to the negotiation of certain ancillary agreements and transition arrangements as well as other customary conditions. Assuming the conditions to closing have been satisfied, the transaction is expected to close in the third quarter of 2009.

The consummation of the Acquisition is subject to customary termination rights. In addition, we may be required to pay Olympus a termination fee of ¥2.5 billion (approximately U.S. $25 million based on currency exchange rates as of March 31, 2009) under certain circumstances set forth in the master purchase agreement.

The foregoing description of the master purchase agreement is qualified in its entirety by reference to the full text of the master purchase agreement, which is attached as Exhibit 2.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 7, 2009 and incorporated by reference in the accompanying prospectus.

The selected revenue and expenses data of the Diagnostic Systems Business below sets forth certain unaudited financial information related to the Diagnostic Systems Business of Olympus Corporation. Olympus Corporation compiled this unaudited financial data for the Diagnostic Systems Business for Olympus’ fiscal year ended March 31, 2008 and for the nine months ended December 31, 2008 and 2007. This financial information has been converted from Japanese Yen to U.S. Dollars for purposes of the following presentation only, and we used an assumed average exchange rate for purposes of translating Japanese Yen into U.S. Dollars based upon average rates for the respective periods as follows:

	¥/$	$/¥
Year ended March 31, 2008	0.008700	114.94
Nine months ended December 31, 2008	0.009689	103.21
Nine months ended December 31, 2007	0.008530	117.23
As of December 31, 2008	0.01108	90.26

The U.S. Dollar equivalent information presented below is provided solely for the convenience of investors and should not be construed as implying that the Japanese Yen amounts represent, or could have been converted into, U.S. Dollars at such rates or at any other rate. The Diagnostic Systems Business has not been operated by Olympus Corporation as a stand alone business and is not a separate entity, subsidiary or division of Olympus Corporation and the following financial information has not been audited.

The unaudited financial information set forth in the table below was compiled by Olympus Corporation after applying different accounting standards to the financial results derived from the operations of the Diagnostic Systems Business in various regions. In particular:

•	accounting principles generally accepted in Japan, which we refer to as Japanese GAAP, were applied to the financial results of the Diagnostic Systems Business operations in Japan;

•

accounting principles generally accepted in Germany, which we refer to as German GAAP, were applied to the financial results of the Diagnostic Systems Business operations in the European region prior to April 1, 2008;

•

International Financial Reporting Standards, which we refer to as IFRS, were applied to financial results of the Diagnostic Systems Business operations in the European region after April 1, 2008, except that research and development costs were not capitalized under IFRS since Japanese GAAP does not allow such capitalization;

•

accounting principles generally accepted in the United States, which we refer to as U.S. GAAP, were applied to the financial results of the Diagnostic Systems Business operations in the Americas region (United States and Latin America); and

•	accounting principles generally accepted in Japan, which we refer to as Japanese GAAP, were applied to the consolidation of the Diagnostic Systems Business operations and net assets.

Net revenues by region as a percentage of total net revenues for each period are approximately:

Region (unaudited)
Far East	20%
Americas	28-30%
European	50-52%

Japanese GAAP, German GAAP and IFRS vary in certain respects from U.S. GAAP, and such differences may have resulted in material differences to the unaudited financial information set forth in the table below had the same results been determined solely under U.S. GAAP. Japanese GAAP differs from U.S. GAAP with respect to such items as the timing of revenue recognition, particularly multiple element arrangements, leases, post-retirement employee benefits and accruals for compensated absences. Depreciation policies may also differ. IFRS differs from U.S. GAAP with respect to such items as multiple element arrangements, as further described below. German GAAP also differs from U.S. GAAP with respect to such items as multiple element arrangements. The following is a description of the more significant differences between U.S. GAAP and the accounting principles applied in the following summary financial information. This description does not include all differences in accounting principles and additional differences may be identified when Olympus prepares financial statements for the Diagnostic Systems Business under U.S. GAAP.

Revenue recognition.    A portion of the net revenues of the Diagnostic Systems Business for the periods shown in the table below relates to lease arrangements of instruments. Under U.S. GAAP, the accounting for arrangements involving multiple revenue-generating activities, such as the Diagnostic Systems Business instrument leases, are governed by FASB Statement No. 13, Accounting for Leases and Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables,” which we refer to as Statement 13 and EITF 00-21, respectively. EITF 00-21 requires that companies evaluate the multiple element arrangement and allocate the arrangement consideration between the activities that are subject to Statement 13 and those that are not subject to Statement 13. Statement 13 provides guidance on the allocation of arrangement consideration to the activities that fall within its scope. For the activities that are not subject to Statement 13, EITF 00-21 provides the criteria for when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. Under such arrangements, EITF 00-21 requires the allocation of revenue based on the relative fair values of the individual components.

Under Japanese GAAP, there is no comprehensive guidance for computing revenue resulting from multiple-element arrangements, which may result in revenue being recognized at different times than under U.S. GAAP. Under German GAAP, revenue must be recognized when the relevant contractually owed service has been provided, which differs from the treatment under EITF 00-21. Under German GAAP, Olympus did not separate a portion of the multiple element arrangement cost to allocate to financing leases. Under IFRS, when a transaction comprises multiple elements, as a general principle, each element is accounted for separately, but IFRS lacks detailed guidance that must be followed in making this assessment. IFRS is not as restrictive in terms of how to obtain sufficient evidence of fair value. For example, IFRS allows the use of cost plus a reasonable margin to determine fair value, which is typically not allowed for U.S. GAAP purposes. As a result of these various differences, the application of Japanese GAAP, German GAAP and IFRS to the results of the Diagnostic Systems Business operations may result in materially different net revenue amounts for the periods set forth in the table below than under U.S. GAAP.

Leases.    Under Japanese GAAP prior to adoption of a new accounting standard effective on April 1, 2008, a lessee could choose not to record an asset and obligation on finance leases where ownership was not deemed to have transferred from the lessor to the lessee, but could account for the lease in a manner similar to an operating lease. Prior to the adoption of the new standard, Olympus’ policy was to account for finance leases in a manner similar to operating leases. The new standard applies prospectively to leases entered into after the effective date and requires a lessee to capitalize leases meeting the criteria of a finance lease. The change in accounting also affects the timing of expense recognition.

Post-retirement employee benefits.    Under Japanese GAAP, the projected benefit obligation is computed using the straight line method, whereas under U.S. GAAP it is primarily computed based on a benefit formula. Also, Japanese GAAP requires unrecognized actuarial gains and losses to be amortized on a straight line basis over the average remaining service period. Under U.S. GAAP, in comparison, the corridor approach is used to amortize unrecognized actuarial gain or loss. The difference in amortization methods between Japanese GAAP and U.S. GAAP may result in different pension liability and expense amounts.

Accruals for compensated absences.    Under Japanese GAAP, there are no provisions for accruals for compensated absences, such as those required under U.S. GAAP for vacation and severance accruals.

Depreciation.    Under Japanese GAAP, Olympus depreciates its fixed assets using the declining balance method. The straight line depreciation method is more common under U.S. GAAP, resulting in a difference in timing of depreciation expense as compared to Japanese GAAP.

Selected Revenue and Expenses Data of the Diagnostic Systems Business

	Year ended March 31, 2008	Nine Months ended December 31, (2)
		2008	2007
	(in millions) (unaudited)
Operations Data:
Net revenues	$458	$378	$326
Gross margin	$241	$201	$171
Selling, general and administrative expenses(1)	$181	$144	$132
Research and development expenses	$33	$25	$25
Operating income	$27	$32	$14

(1)	Selling, general and administrative (“SG&A”) expenses include depreciation related to operating type leases.

(2)

The increase in net revenues and gross margin for the nine months ended December 31, 2008 resulted from the translation to the U.S. Dollar using average rates that were higher during 2008 than the prior year nine month period and from increased sales. SG&A expenses as a percentage of sales were lower due to cost control efforts instituted by Olympus and customers’ continued use of leased assets that were fully depreciated.

As of December 31, 2008, the net assets of the Diagnostic Systems Business were approximately $215 million.

The foregoing financial information should not be relied on as indicative of the results of the Diagnostic Systems Business for the periods presented as if it were compiled in accordance with U.S. GAAP, nor should it be relied on as indicative of the results of the Diagnostic Systems Business for any future periods. In addition, future results of the Diagnostic Systems Business after consummation of the acquisition may differ materially from the foregoing as a result of a number of factors, including, among others, that costs incurred by the Diagnostic Systems Business may differ under our management than under management of Olympus, that anticipated changes to our infrastructure may not be realized or may cost more than anticipated, that the application of different accounting principles will result in material differences in financial results, and that currency rates may fluctuate. You should not rely on the foregoing information as indicative of the results we may achieve. For a more detailed description of the risks and uncertainties associated with the Acquisition, see “Risk factors—Risks related to the Diagnostic Systems Business acquisition.”

Amended and restated credit facility

In May 2009, we entered into an Amended and Restated Credit Agreement (the “Credit Facility”) and extended the maturity date of the Credit Facility to May 8, 2012. The Credit Facility provides us with a $350.0 million revolving line of credit, which may be increased in $50.0 million increments up to a maximum line of credit of $450.0 million, and includes a $50.0 million swing line sublimit. Interest on advances is determined using formulas specified in the agreement, generally an approximation of LIBOR plus a 2.25% to 2.875% margin with the precise margin determinable based on our long-term senior unsecured non-credit-enhanced debt rating, which as of May 15, 2009 would have been 2.5%. We also must pay a facility fee of between 0.25% and 0.625% per annum on the aggregate average daily amount of each lender’s commitment with the precise facility fee determinable based on our long-term senior unsecured non-credit-enhanced debt rating, which, as of May 15, 2009, would have been 0.50%. As of May 15, 2009, no amounts were outstanding under the Credit Facility.

THE OFFERING

The forward purchasers are offering             shares of our common stock in connection with the execution of the forward sale agreements between us and the forward purchasers. If either forward purchaser is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, and deliver for sale to the underwriters all or a portion of the shares of our common stock that such forward purchaser is offering, we will sell the shares of our common stock that such forward purchaser does not borrow and deliver for sale. See “Underwriting—Forward Sale Agreements.”

Issuer	Beckman Coulter, Inc.

Common stock offered by the forward purchasers

            shares of common stock (and up to an additional             shares of common stock if the underwriters exercise their over-allotment option in full and we do not elect to grant the underwriters an option to purchase additional shares to cover over-allotments in lieu of having the forward purchasers grant such an option)

Common stock to be outstanding as of May , 2009	shares(1)

Common stock to be outstanding after settlement of the forward sale agreements assuming physical settlement	shares(1),(2)

Debt offering

We priced a public offering of $500 million aggregate principal amount of our 6% senior notes due 2015 and our 7% senior notes due 2019 on May 18, 2009 (the “Debt Offering”), which we expect to close on May 21, 2009. The Debt Offering is subject to customary closing conditions as described in the prospectus supplement relating to the offering filed with the Securities and Exchange Commission on May 18, 2009. See “Where you can find more information.”

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by the forward purchasers pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward purchasers selling our common stock to the underwriters, or we elect, in our sole discretion, to grant the underwriters an option to purchase additional shares to cover over-allotments in lieu of having the forward purchasers grant such an option. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreements, which settlement must occur no later than May     , 2010. See “Underwriting—Forward Sale Agreements” for a description of the forward sale agreements.

We intend to use the net proceeds that we receive upon physical settlement of the forward sale agreements and from the Debt Offering to fund a portion of the Acquisition. In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward purchasers selling our common stock to the underwriters, we intend to use any net proceeds we receive from such sale to fund a portion of the Acquisition or for general corporate purposes. See “Underwriting—Forward Sale Agreements.”

Accounting treatment for the forward sale agreements

Before the issuance of our common stock upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreements over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $             (which is the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread, and subject to a decrease of $0.17 on August 6, 2009, and $0.18 on each of November 5, 2009, February 24, 2010 and May 6, 2010.

New York Stock Exchange market symbol	BEC

(1)

This amount assumes that no event occurs that requires us to sell our common stock to the underwriters in lieu of the forward purchasers selling our common stock to the underwriters, and that we do not elect to grant the underwriters an option to purchase additional shares to cover over-allotments in lieu of having the forward purchasers grant such an option.

(2)

The forward purchasers have advised us that they intend to acquire shares of common stock to be sold under this prospectus supplement through borrowings from stock lenders. Subject to the occurrence of certain events, we will not be obligated to deliver shares of common stock, if any, under the forward sale agreements until final settlement of the forward sale agreements. Except in certain circumstances, we have the right to elect physical, cash or net share settlement under the forward sale agreements. We cannot be required to cash settle the forward sale agreements. See “Underwriting—Forward Sale Agreements” for a description of the forward sale agreements.

Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option. See “Underwriting—Forward Sale Agreements” for a description of the forward sale agreements.

SUMMARY FINANCIAL DATA

The following tables set forth certain of our financial information. We derived the summary statement of earnings data for the fiscal years ended December 31, 2008, 2007 and 2006 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The data below reflect the adoption of FSP APB 14-1, effective January 1, 2009, on a retrospective basis, to account for interest on our convertible debt. We derived the summary statement of earnings data for the quarters ended March 31, 2009 and 2008, and the summary balance sheet data as of March 31, 2009 from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus supplement. These summary financial data are qualified by reference to, and should be read in conjunction with, our historical financial statements, including notes thereto, which are incorporated by reference into this prospectus supplement. For further discussion of documents incorporated by reference into this prospectus supplement, see “Documents incorporated by reference.”

	Year ended December 31,			Quarter ended March 31,
	2008	2007	2006	2009	2008
	(in millions, except per share data)
Statement of Earnings Data:
Recurring revenue—supplies, service and lease payments	$2,402.6	$2,178.4	$1,946.9	$573.7	$579.3
Instrument sales	696.3	582.9	581.6	117.8	151.2

Total revenue	3,098.9	2,761.3	2,528.5	691.5	730.5

Cost of recurring revenue	1,095.7	964.5	868.5	268.3	270.5
Cost of instrument sales	575.2	505.0	464.6	104.1	131.2

Total cost of sales	1,670.9	1,469.5	1,333.1	372.4	401.7

Gross profit	1,428.0	1,291.8	1,195.4	319.1	328.8

Operating costs and expenses
Selling, general and administrative	823.0	731.1	687.6	193.2	203.6
Research and development	280.1	274.0	264.9	59.9	62.7
Environmental remediation	19.0	—	—	—	—
Restructuring and acquisition related costs	21.4	17.7	16.6	26.4	0.7
Litigation settlement	—	—	(35.0)	—	—

Total operating costs and expenses	1,143.5	1,022.8	934.1	279.5	267.0

Operating income	284.5	269.0	261.3	39.6	61.8

Non-operating (income) expense
Interest income	(10.0)	(14.4)	(14.0)	(1.3)	(2.6)
Interest expense	60.8	61.7	48.5	10.9	12.3
Debt extinguishment loss	—	—	7.7	—	—
Other, net	(4.9)	(58.5)	4.4	11.8	(1.3)

Total non-operating expense (income)	45.9	(11.2)	46.6	21.4	8.4

Earnings from continuing operations before income taxes	238.6	280.2	214.7	18.2	53.4
Income tax provision (benefit)	52.6	78.1	56.8	(2.4)	12.5

Earnings from continuing operations	186.0	202.1	157.9	20.6	40.9
Earnings from discontinued operations, net of tax	—	1.6	28.7	—	—

Net earnings	$186.0	$203.7	$186.6	$20.6	$40.9

	Year ended December 31,			Quarter ended March 31,
	2008	2007	2006	2009	2008
	(in millions, except per share data)
Basic earnings per share:
Continuing operations	$2.95	$3.23	$2.52	$0.32	$0.65
Discontinued operations	—	0.03	0.46	—	—

Basic earnings per share	$2.95	$3.26	$2.98	$0.32	$0.65

Diluted earnings per share:
Continuing operations	$2.89	$3.15	$2.47	$0.32	$0.63
Discontinued operations	—	0.03	0.45	—	—

Diluted earnings per share	$2.89	$3.18	$2.92	$0.32	$0.63

Weighted average number of shares outstanding (in thousands):
Basic	62,969	62,505	62,575	63,545	63,042
Diluted	64,348	64,066	63,971	64,122	64,498

At March 31, 2009
(in millions)
Balance sheet data:
Current assets	$1,488.9
Working capital	$856.4
Total assets	$3,542.1
Long-term debt, less current maturities	$820.3
Stockholders’ equity	$1,486.4

Other data:

Ratio of earnings to fixed charges

Year ended December 31,					Quarter ended March 31, 2009
2008	2007	2006	2005	2004
3.6x	4.0x	3.6x	3.2x	5.5x	1.9x

We have computed the ratio of earnings to fixed charges by dividing earnings from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense, net of capitalized interest, capitalized interest, amortized premiums, discounts and capitalized expenses related to indebtedness and a portion of rent expense deemed representative of the interest factor.

RISK FACTORS

Before making a decision to invest in our common stock, you should carefully consider the risks described below in addition to the other information in this prospectus supplement and accompanying prospectus, including the documents incorporated by reference. The risks and uncertainties described below and in our reports on Form 10-K and Form 10-Q under the heading “Risk Factors” are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks related to our business

We face significant competition, and our failure to compete effectively could adversely affect our sales and results of operations.

We face significant competition from many domestic and international manufacturers, with many of these companies participating in one or more parts of each of our markets. Some of these competitors are divisions or subsidiaries of corporations with substantial resources. We also compete with several companies that offer reagents, supplies and service for laboratory instruments that are manufactured by us or others. Our sales and results of operations may be adversely affected by loss of market share through aggressive competition, the rate at which new products are introduced by us and our competitors and the extent to which new products displace existing technologies and competitive pricing especially in areas where currency has an effect.

We are subject to various federal, state, local and foreign regulations and compliance with these laws could cause us to incur substantial costs and adversely affect our results of operations.

Our products and operations are subject to a number of federal, state, local and foreign laws and regulations. A determination that our products or operations are not in compliance with these laws and regulations could subject us to civil and criminal penalties, prevent us from manufacturing or selling certain of our products and cause us to incur substantial costs in order to be in compliance. In addition, changes to existing laws or regulations, changes in interpretation of these laws and regulations or the adoption of new laws or regulations, including the effect of potential health care reforms, also could prevent us from manufacturing or selling our products, reduce funding for government and academic research and cause us to incur substantial compliance costs. The passage of potential health care reforms, changes in tax laws and their interpretation in the United States and other countries, the effect of taxes and changes in tax policy also may adversely affect our results of operations.

We must continue to market and improve existing products and develop new products that meet customer needs and expectations or our business and results of operations will be adversely impacted.

Our ability to continue to grow depends on our success in continuing to market and improve our existing products and develop new products that meet customer needs and expectations. Improving existing products and developing new products requires us to successfully integrate hardware, software and chemistry components. Consequently, the expected introductions of new products may be impacted by factors such as complexity and uncertainty in the development of new high-technology products and availability of qualified engineers, programmers and other key personnel. The viability of supply partners also may impact new product introductions for products we distribute. In addition, our ability to introduce new products and to continue marketing existing products may be affected by patents and other intellectual property rights of others, our ability to protect our intellectual property from others, the acquisition and integration of other companies and intellectual property and our ability to obtain regulatory approvals, including delays in obtaining any government marketing authorizations necessary to market the products, particularly with respect to clinical diagnostics products. Factors affecting the introduction of molecular diagnostic products include the inability to develop clinical diagnostic tests based on new technologies, a determination that the tests do not provide sufficient precision and accuracy, identification of additional necessary intellectual property rights, failure to establish the clinical utility of these tests during clinical studies and delays resulting from the timing and scope of regulatory agency reviews.

Our business could be adversely affected if we do not prevail in present or future third party intellectual property litigation adverse to our products or if our patents or other intellectual property rights are challenged, invalidated, circumvented or expire.

We cannot assure you that our products will be free of intellectual property rights of others or that a court will not find such products to infringe third party rights. Patent disputes are frequent, costly and may preclude or delay product commercialization. We may have to pay significant licensing fees to obtain access to third party intellectual property rights to make and sell current products or to introduce new products and cannot guarantee that such licenses will be available on terms acceptable to us, or at all. We also cannot assure you that our issued patents will include claims sufficiently broad to prevent competitors from developing competing products or that pending patent applications will result in issued patents. Obtaining and maintaining patents is an iterative process with patent offices worldwide. Our patents may not protect us against competitors with similar products or technologies, because competing products or technologies may not infringe our patents. The enforcement of our issued patents requires the filing and prosecution of legal actions in countries around the world, and we cannot assure you that we will prevail in such actions.

We rely on certain suppliers and manufacturers for raw materials and other products, and fluctuations in the availability and price of such products and services may interfere with our ability to meet our customers’ needs.

Difficulty in obtaining raw materials and components for our products, especially in the rapidly evolving electronic components market, could affect our ability to achieve anticipated production levels. For some of our products we are dependent on a small number of suppliers of finished products and of critical raw materials and components and our ability to obtain, enter into and maintain contracts with these suppliers. We cannot assure you that we will be able to obtain, enter into or maintain all such contracts in the future. On occasion, we have been forced to redesign portions of products when a supplier of critical raw materials or components terminated its contract or no longer made the materials or components available. If we are unable to achieve anticipated production levels and meet our customers’ needs, our operating results could be adversely affected. In addition, our results of operations may be significantly impacted by unanticipated increases in the costs of labor, raw materials, freight, utilities and other items needed to develop, manufacture and maintain our products and operate our business. Suppliers also may deliver components or materials that do not meet specifications preventing us from manufacturing products that meet our design specifications or customer requirements.

Consolidation of our customer base and the formation of group purchasing organizations could adversely affect our sales and results of operations.

Consolidation among health care providers and the formation of buying groups has put pressure on pricing and sales of our products, and in some instances, required payment of fees to group purchasing organizations. Our success in these areas depends partly on our ability to enter into contracts with integrated health networks and group purchasing organizations. If we are unable to enter into contracts with these group purchasing organizations and integrated health networks on terms acceptable to us, our sales and results of operations may be adversely affected. Even if we are able to enter into these contracts, they may be on terms that negatively affect our current or future profitability.

Reductions in government funding to our customers could negatively impact our sales and results of operations.

Many of our customers rely on government funding and on prompt and full reimbursement by Medicare and equivalent programs outside of the United States. In addition, our sales are affected by factors such as:

•	the level of government funding for clinical testing, biomedical research, bioterrorism, forensics, and food safety;

•	pharmaceutical company spending policies; and

•	access to capital by biotechnology start-ups.

A reduction in the amount or types of government funding or reimbursement that affect our customers, as well as the unavailability of capital to our clinical diagnostics and biomedical research customers, could have a negative impact on our sales. Global economic uncertainty can result in lower levels of government funding or reimbursement.

Our international operations expose us to foreign currency exchange fluctuations.

We operate a substantial portion of our business outside of the United States and are therefore exposed to fluctuations in the exchange rate between the U.S. Dollar and the currencies in which our foreign subsidiaries and dealers receive revenue and pay expenses. With a strengthening U.S. Dollar, this exposure includes a negative impact on margins on sales of our products in foreign countries that are manufactured in the United States. We may enter into currency hedging arrangements in an effort to stabilize certain of these fluctuations. There are certain costs associated with these currency hedging arrangements, and we cannot be certain that such arrangements will have the full intended effect. Our currency exposures may not be hedged exposing us to losses on our assets and cash flows denominated in these currencies. Our dealers may experience slower payment terms from their customers or have trouble paying for the purchases due to a stronger U.S. Dollar. Further, we are exposed to counter party risks in the event that our counterparties do not perform in accordance with the contract terms.

Global market, economic and political conditions and natural disasters may adversely affect our operations and performance.

Our operations and performance depend significantly on worldwide market economic and political conditions and their impact on levels of certain customer spending, which may deteriorate significantly in many countries and regions, including without limitation the United States, particularly in light of the current worldwide market disruptions and economic downturn, and may remain depressed for the foreseeable future. For example, global political conditions and general economic conditions in foreign countries in which we do significant business, such as France, Germany, India, Japan and China, could have a negative impact on our sales. These disruptions could adversely affect our customer’s ability to pay for products or purchase additional products. These conditions also may adversely affect our suppliers, which could cause disruptions in our ability to produce our products. In addition, economic and market volatility and disruption, such as the current worldwide market disruptions and economic downturn, may adversely affect the cost and availability of credit. Concern about market stability and counterparty strength may lead lenders and institutional investors to reduce or cease to provide funding to borrowers. Natural disasters, such as hurricanes and earthquakes, could adversely affect our customers and our ability to manufacture and deliver products. Any of these market, economic, political or natural disaster factors could have a material adverse effect on demand for our products, our ability to manufacture, support and distribute products, our financial condition and operating results, and the terms of equity and debt capital and our ability to issue them.

Costs associated with our supply chain initiatives will affect earnings and results of operations.

We have announced several relocation plans, including our plan to vacate our Fullerton, California facility and consolidate those operations to other facilities. In connection with this consolidation and the related closure of our Fullerton, California site, we have initiated environmental studies of the Fullerton facility and could incur substantial costs in addition to those already estimated and recorded depending upon determination of the remediation requirements. We may experience difficulties, delays or unexpected costs and not achieve anticipated cost savings from our relocation and consolidation plans. The scope and timing of the relocations and related charges and savings will impact our earnings and results of operations.

We are subject to various income tax risks and regulations throughout the world.

By conducting business in the United States and many other countries, we must continually interpret, and then comply with, the income tax rules and regulations in these countries. Different interpretations of income tax rules and regulations as applied to our facts by us and applicable tax authorities throughout the world could result, either historically or prospectively, in adverse impacts to our worldwide effective income tax rates and income tax liabilities. Other factors that could impact our worldwide effective tax rates and income tax liabilities are:

•	the amount of taxable income in the various countries in which we conduct business;

•	the tax rates in those countries;

•	income tax treaties between countries;

•	the extent to which income is repatriated between countries;

•	future changes in income tax rules and regulations; and

•	adoption of new types of taxes such as consumption, sales and value added taxes.

Our investment in marketable securities is significant and is subject to market, interest rate and credit risk that may reduce its value.

Within the pension plan assets, we maintain a significant portfolio of marketable securities as well as other assets subject to market fluctuations. Our earnings and stockholder’s equity could be adversely affected by changes in the value of this portfolio. In particular, the value of our investments may be adversely affected by general economic conditions, changes in interest rates, downgrades in the corporate bonds included in the portfolio and other factors. Each of these events may cause us to reduce the carrying value of our investment portfolio and may result in higher pension expense or our pension plans being under funded.

Acquisitions and divestitures pose financial and other risks and challenges.

We routinely explore acquiring other businesses and assets that would fit strategically. From time to time, we also may consider disposing of certain assets, subsidiaries or lines of business that are less of a strategic fit within our portfolio. Potential acquisitions or divestitures present financial, managerial and operational challenges, including diversion of management attention, difficulty with integrating or separating personnel and financial and other systems, increased expenses, assumption of unknown liabilities, indemnities and potential disputes with the buyers or sellers. There can be no assurance that we will engage in any acquisitions or divestitures or that we will be able to do so on terms that will result in any expected benefits. Acquisitions financed with borrowings could put financial stress on our earnings resulting in materially higher interest rates.

Risks related to the Diagnostic Systems Business acquisition

If we do not achieve the contemplated benefits of our pending acquisition of the Diagnostic Systems Business, our business and financial condition may be materially impaired.

If we consummate the Diagnostic Systems Business acquisition, it will increase the size of our company and expand the geographic areas in which we operate. We cannot assure you that we will achieve the desired benefits from the Diagnostic Systems Business acquisition. In addition, the consummation of the Diagnostic Systems Business acquisition is subject to certain closing conditions, such as receipt of applicable non-U.S. antitrust approvals. While we intend to consummate the Diagnostic Systems Business acquisition as soon as practicable after such approvals are obtained, there can be no assurance that we will obtain such approvals or satisfy the other conditions to consummation of the acquisition on schedule or at all. If we do not complete the Diagnostic Systems Business acquisition, we may be required to pay a termination fee of approximately $25 million to Olympus Corporation.

Our acquisition of the Diagnostic Systems Business involves the integration of the Diagnostic Systems Business with our Clinical Diagnostics business. If we cannot successfully integrate the Diagnostic Systems Business operations with our Clinical Diagnostics business, we may experience material negative consequences to our business, financial condition or results of operations. The integration of the two businesses that have previously operated separately will be a costly and time-consuming process that will involve a number of risks, including, but not limited to:

•	diversion of senior management’s attention from the management of daily operations to the integration of operations;

•	demands on the management of our Clinical Diagnostics business related to the increase in the size and scope of the distribution business for which they are responsible;

•

difficulties in the assimilation of different corporate cultures, practices and sales and distribution methodologies, as well as in the assimilation and retention of geographically dispersed operations and personnel;

•	the potential loss of key personnel who choose not to join the combined business;

•	the potential loss of key customers who choose not to do business with the combined business;

•	difficulties in implementing information technology to support the entire combined business;

•	larger foreign operations and increased exposure to risks relating to business operations outside the United States;

•

difficulties and unanticipated expenses related to the integration of facilities, departments, systems, including accounting systems, computer and other technologies, books and records and procedures, as well as in maintaining uniform standards, including internal accounting controls, procedures and policies;

•

difficulties in obtaining the leverage across the companies’ installed base that is anticipated, which could offset any such savings and other synergies resulting from the Diagnostic Systems Business acquisition;

•	difficulties in implementing anticipated changes to infrastructure, which could offset any such savings and other synergies resulting from the Diagnostic Systems Business acquisition;

•

fluctuations in foreign currency rates, which could cause the operating results of the Diagnostic Systems Business and any such savings or other synergies we expect from the acquisition to fail to meet our current expectations;

•	costs and expenses associated with any undisclosed or potential liabilities; and

•

the use of cash resources and increased capital expenditures on integration and implementation activities in excess of our current expectations, which could offset any such savings and other synergies resulting from the Diagnostic Systems Business acquisition.

Even if we are able to successfully integrate the operations of the Diagnostic Systems Business, we may not be able to realize the cost savings, synergies and growth that we anticipate from the integration in the time frame that we currently expect, and the costs of achieving these benefits may be higher than what we currently expect.

The Diagnostic Systems Business operations are subject to their own risks, which we may not be able to manage successfully. There may be additional risks resulting from the Diagnostic Systems Business acquisition that are not presently known to us which could adversely affect us.

The results of operations of the Diagnostic Systems Business are subject to many of the same risks that affect our financial condition and results of operations and, more specifically, those of our Clinical Diagnostics business. There may be additional risks resulting from the Diagnostic Systems Business acquisition that are not presently known to us. Any discovery of adverse information concerning the Diagnostic Systems Business after the closing of the acquisition could be material and, in many cases, we would have limited rights of recovery. The indemnification provided in the master purchase agreement may not be sufficient to protect us from, or compensate us for, all losses resulting from the acquisition or the Diagnostic Systems Business’s prior operations. For example, under the terms of the master purchase agreement, indemnification is limited to certain subject matters and the maximum aggregate amount of such losses for which Olympus will indemnify us is, subject to certain exceptions, limited to 12.5% of the purchase price of the Diagnostic Systems Business. A material loss associated with the Diagnostic Systems Business acquisition for which there is not adequate indemnification could negatively affect our results of operations, our financial condition and our reputation in the industry and reduce the anticipated benefits of the acquisition.

Risks related to forward purchase transactions

Settlement provisions contained in the forward sale agreements subject us to certain risks.

Each forward purchaser will have the right to require us to physically settle its respective forward sale agreement on a date specified by such forward purchaser in certain events, including:

•	if the average of the closing bid and offer prices or, if available, the closing sale price of our common stock is less than or equal to $20.00 per share on any trading day;

•

if our board of directors votes to approve or there is a public announcement by the Company of, in either case, any action that, if consummated, would result in a merger or other takeover event of our company;

•

if we declare any cash dividend or distribution above a specified threshold, or any non-cash dividend or distribution (other than a dividend or distribution of shares of our common stock), in either case, on shares of our common stock and set a record date for payment for such dividend or distribution on or prior to the final settlement date;

•	if such forward purchaser is unable to continue to borrow a number of shares of our common stock equal to the number of shares underlying its forward sale agreement;

•	if the cost of borrowing the common stock has increased above a specified amount;

•	if a nationalization, delisting or change in law occurs, each as defined in the forward sale agreements; or

•	in connection with certain events of default and termination events under the deemed master agreement governing the forward sale agreements.

In the event that early settlement of a forward sale agreement occurs as a result of any of the foregoing events, we will be required to physically settle such forward sale agreement by delivering shares of our common stock. Each forward purchaser’s decision to exercise its right to require us to settle its forward sale agreement will be made irrespective of our need for capital. If we elect or are required to settle either forward sale agreement with shares of our common stock, delivery of such shares would likely result in dilution to our earnings per share and return on equity.

In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the forward sale agreements will terminate without further liability of either party. Following any such termination, we would not issue any shares, and we would not receive any proceeds pursuant to the forward sale agreements.

Subject to the provisions of the forward sale agreements, upon physical settlement of the forward sale agreements, we will receive from the forward purchasers an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, plus or minus interest based on the federal funds rate less a spread (minus if the spread is greater than the federal funds rate), less a reduction of $0.17 on August 6, 2009, and $0.18 on each of November 5, 2009, February 24, 2010 and May 6, 2010. Initially, the spread will be greater than the federal funds rate, and we expect that will continue to be the case until settlement, and therefore the amount we are entitled to receive under the forward sale agreements (assuming physical settlement of these agreements) will continue to decrease until such settlement occurs.

Except under the circumstances described above, we have the right to elect physical, cash or net share settlement under the forward sale agreements. If we elect cash or net share settlement with respect to a forward sale agreement, we would expect the relevant forward purchaser to purchase in the open market the number of shares necessary, based upon the portion of such forward sale agreement that we have elected to so settle, to return to stock lenders the shares of our common stock that such forward purchaser has borrowed in connection with the sale of our common stock under this prospectus supplement and, if applicable in connection with net share settlement, to deliver shares to us. If the market value of our common stock at the time of these purchases is above the forward price at that time, we would pay, or deliver, as the case may be, to such forward purchaser under its forward sale agreement an amount of cash, or common stock with a value, equal to this difference. Any such difference could be significant. If the market value of our common stock at the time of these purchases is below the forward price at that time, we would be paid this difference in cash by, or we would receive the value of this difference in common stock from, such forward purchaser under its forward sale agreement, as the case may be. See “Underwriting—Forward Sale Agreements.”

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange under the symbol “BEC.” The following table sets forth the high and low sales price of our common stock on the New York Stock Exchange—Composite Transactions reporting system for the periods indicated.

	High	Low
2007:
First Quarter	$67.08	$59.04
Second Quarter	67.51	62.06
Third Quarter	74.10	65.14
Fourth Quarter	76.64	69.01

2008:
First Quarter	$74.35	$63.13
Second Quarter	71.23	61.98
Third Quarter	76.66	67.61
Fourth Quarter	70.74	37.24

2009:
First Quarter	$51.81	$40.60
Second Quarter (through May 15, 2009)	55.39	50.00

The last reported sale price of our common stock on the New York Stock Exchange on May 18, 2009 was $53.33 per share.

As of May 14, 2009, there were approximately 3,456 holders of record of our common stock.

DIVIDEND POLICY

Our declaration and payment of dividends is at the sole discretion of our board of directors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered by the forward purchasers pursuant to this prospectus supplement, unless an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward purchasers selling our common stock to the underwriters, or we elect, in our sole discretion, to grant the underwriters an option to purchase additional shares to cover over-allotments in lieu of having the forward purchasers grant such an option. Depending on the price of our common stock at the time of settlement and the relevant settlement method, we may receive proceeds from the sale of common stock upon settlement of the forward sale agreements, which settlement must occur no later than May     , 2010. For purposes of calculating the gross proceeds to us, we have assumed that the forward sale agreements are physically settled based upon the initial forward price of $             per share (which is the public offering price of our common stock before deducting the applicable underwriting discount and commissions shown on the cover of this prospectus supplement) on the effective date of the forward sale agreements, which will be May      2009. The actual proceeds are subject to the final settlement of each forward sale agreement.

We intend to use any proceeds that we receive upon settlement of the forward sale agreements, along with net proceeds of approximately $493 million from our public offering of $500 million aggregate principal amount of our 6% senior notes due 2015 and our 7% senior notes due 2019, which is scheduled to close, subject to customary closing conditions, on May 21, 2009, to fund a portion of the purchase price of our acquisition of the diagnostic systems portion of Olympus Corporation’s life science business. In addition, if an event occurs that requires us to sell our common stock to the underwriters in lieu of the forward purchasers selling our common stock to the underwriters, or if we elect, in our sole discretion, to grant the underwriters an option to purchase additional shares to cover over-allotments in lieu of having the forward purchasers grant such an option, we intend to use any net proceeds we receive from such sale to fund a portion of this acquisition or for general corporate purposes. Pending such uses, we will invest the proceeds, if any, in short-term securities. See “Underwriting—Forward Sale Agreements.”

CAPITALIZATION

The following table sets forth, as of March 31, 2009, our cash and cash equivalents and capitalization on an actual basis and as adjusted to give effect to physical settlement of the forward sale agreements, the Debt Offering and the application of the net proceeds therefrom as described under “Use of Proceeds.” This table should be read in conjunction with “Use of proceeds,” “Summary financial data” and Beckman Coulter’s financial statements and related notes incorporated by reference into this prospectus supplement.

	March 31, 2009
	Actual	Adjusted(2)(3)
	(in millions, except share data)
Cash and cash equivalents	$147.7	$

Short-term borrowings	$14.0		$14.0
Current maturities of long-term debt	4.1		4.1

Total short-term debt	18.1		18.1

Long-term debt, excluding current maturities:
Convertible notes, unsecured, due 2036	598.6		598.6
Senior Notes, unsecured, due 2011	235.0		235.0
Debentures, unsecured, due 2026	36.2		36.2
Revolving credit facility(1)	—		—
Other long-term debt	34.4		34.4
Deferred gains on terminated interest rate swaps	4.4		4.4
Embedded derivative on convertible notes	0.8		0.8
Unamortized debt discounts and issuance costs	(85.0)		(92.0)
6% Senior Notes due 2015	—		250.0
7% Senior Notes due 2019	—		250.0

Total long-term debt	824.4		1,317.4
Less current maturities	(4.1)		(4.1)

Total long-term debt, less current maturities	820.3		1,313.3

Stockholders’ equity
Preferred stock, $0.10 par value; authorized 10.0 million shares; none issued	—		—
Common stock, $0.10 par value; authorized 300.0 million shares; shares issued 69.0 million at March 31, 2009; shares outstanding 63.3 million and shares outstanding, as adjusted, at March 31, 2009	6.9
Additional paid-in capital	626.9
Retained earnings	1,391.4		1,391.4
Accumulated other comprehensive loss	(224.2)		(224.2)
Treasury stock, at cost: 5.3 million common shares at March 31, 2009	(314.6)		(314.6)
Common stock held in grantor trust, at cost: 0.4 million common shares at March 31, 2009	(20.6)		(20.6)
Grantor trust liability	20.6		20.6

Total stockholders’ equity	1,486.4

Total capitalization	$2,324.8	$

(1)	In May 2009, we amended our credit facility. As of May 15, 2009, there were no borrowings outstanding under the amended credit facility.

(2)	Upon closing of the Debt Offering scheduled for May 21, 2009, we expect to receive aggregate net proceeds of approximately $493 million.

(3)

The “As Adjusted” column reflects our capitalization assuming the closing of the Debt Offering and the physical settlement of the forward sale agreements at the public offering price, less the applicable underwriting discounts and commissions, for the common stock offered in connection with the forward sale agreements (excluding any exercise of the over–allotment option). Although we expect to settle the forward sale agreements entirely by the physical delivery of shares of our common stock, we may elect cash or net share settlement for all or a portion of our obligations of either forward sale agreement if we conclude that it is in our interest to do so.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary and is qualified in its entirety by reference to applicable law, our certificate of incorporation and bylaws. Therefore, you should carefully read the more detailed provisions of our Sixth Restated Certificate of Incorporation, which we refer to as our “Restated Certificate,” and our Amended and Restated Bylaws, which we refer to as our “Bylaws,” which are publicly filed with the SEC and copies of which are incorporated by reference as exhibits to the registration statement of which the accompanying prospectus is a part. See “Incorporation of certain documents by reference” in the accompanying prospectus.

General

Pursuant to our Restated Certificate, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. At April 24, 2009 we had 63,352,346 shares of common stock outstanding.

Common Stock

Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by our board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Certain Anti-Takeover Matters

Our Restated Certificate and Bylaws contain provisions that may make it more difficult and time-consuming for a third party to effect a change of control of our company. Such provisions also may have an adverse effect on the ability of stockholders to influence the governance of our company.

Our Restated Certificate and Bylaws divide the members of our board of directors into three classes serving three-year staggered terms. The classification of directors makes it more difficult for our stockholders to change the composition of our board. The affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote is required to alter or repeal the provision related to the classification of our board.

Our shareholder rights plan expired on March 20, 2009 in accordance with its terms. Accordingly, the rights issued pursuant to the Stockholder Protection Rights Agreement, dated as of February 4, 1999, by and between Beckman Coulter, Inc. and First Chicago Trust Company of New York, expired pursuant to its terms.

Delaware General Corporation Law Section 203

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•

on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Registrar and Transfer Agent

Computershare Trust Company, N.A. is the registrar and transfer agent for the common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of certain material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to non-U.S. holders who purchase our common stock issued pursuant to this offering and who hold the common stock as capital assets. This summary also does not address the effect of the U.S. federal estate or gift tax laws or the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	expatriates and certain former citizens or long-term residents of the United States;

•	persons who hold the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons that own, or have owned, actually or constructively, more than 5% of the common stock; or

•	persons deemed to sell the common stock under the constructive sale provisions of the Code.

If a partnership or other pass-through entity for U.S. federal income tax purposes is a beneficial owner of our common stock, the treatment of a partner in the partnership or member in such other entity generally will depend on the status of the partner or member and the activities of the partnership or such other entity. Partnerships or other pass-through entities, and partners in such partnerships or members in such other entities, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the common stock.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of non-U.S. holder

For purposes of this summary, a “non-U.S. holder” is any beneficial owner of our common stock that is not a U.S. person. A “U.S. person” is any of the following:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on our common stock

If we make cash or other property distributions on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current earnings and profits for that taxable year or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “—Gain on disposition of our common stock” below.

Dividends paid to a non-U.S. holder of our common stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying, under penalty of perjury, such holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the common stock are effectively connected with such holder’s U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on our common stock that are effectively connected with a non-U.S. holder’s U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to satisfy applicable certification and other requirements prior to the distribution date. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Gain on disposition of our common stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock, unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States;

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition, and certain other requirements are met; or

•

our common stock constitutes a “U.S. real property interest” by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for the common stock, and the common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or other disposition occurs. The determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our other trade or business assets and our foreign real property interests.

We believe we currently are not, and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes.

Gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates generally in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a non-U.S. corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Information reporting and backup withholding

We must report annually to the IRS and to each non-U.S. holder the amount of distributions on our common stock paid to such holder and the amount of any tax withheld with respect to those distributions. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, currently at a 28% rate, however, generally will not apply to distributions to a non-U.S. holder of the common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

Forward Sale Agreements

We will enter into forward sale agreements on the date of this prospectus supplement with each of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. or their respective affiliates, whom we refer to as the forward purchasers. Each forward sale agreement relates to             shares of our common stock. The forward purchasers are borrowing and offering              shares of our common stock to hedge their obligations under the forward sale agreements.

If either forward purchaser under the forward sale agreements is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date of the offering all or a portion of the shares of our common stock to which its forward sale agreement relates, then the number of shares of our common stock to which such agreement relates will be reduced to the number that such forward purchaser can so borrow and deliver. If either forward purchaser under its forward sale agreement is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date of the offering any shares of our common stock, then such forward sale agreement will be terminated in its entirety. In the event that the number of shares relating to either forward sale agreement is so reduced (or either forward sale agreement is terminated in its entirety, as the case may be), we will issue directly to the underwriters in accordance with the underwriting agreement a number of shares of our common stock equal to the number of shares not borrowed and delivered by any forward purchaser, so that the total number of shares offered in this offering is not reduced. In such event, the underwriters will have the right to postpone the closing date for one day to effect any necessary changes to any documents or arrangements in connection with such closing.

The forward sale agreements provide for settlement on a settlement date or dates to be specified at our discretion no later than May     , 2010 at an initial forward sale price of $             per share, which is the public offering price of our shares of common stock less underwriting discounts and commissions. The forward sale agreements provide that the initial forward sale price will be subject to adjustment based on the federal funds rate less a spread, and subject to a decrease of $0.17 on August 6, 2009, and $0.18 on each of November 5, 2009, February 24, 2010 and May 6, 2010.

Subject to the provisions of the forward sale agreements, we will receive an amount equal to the net proceeds from the sale of the borrowed shares of our common stock sold in this offering, plus or minus interest based on the federal funds rate less a spread (minus if the spread is greater than the federal funds rate), less a reduction of $0.17 on August 6, 2009, and $0.18 on each of November 5, 2009, February 24, 2010 and May 6, 2010, respectively, from the forward purchasers upon settlement of the forward sale agreements if we elect to physically settle the forward sale agreements entirely with our common stock.

Each forward purchaser will have the right to accelerate its respective forward sale agreement and require us to physically settle such forward sale agreement on a date specified by such forward purchaser in certain events, including:

•	if the closing sale price of our common stock is less than or equal to $20.00 per share on any trading day;

•

if our board of directors votes to approve, or there is a public announcement by the Company of, in either case, any action that, if consummated, would result in a merger or other takeover event of our company;

•

if we declare any cash dividend or distribution above a specified threshold or any noncash dividend or distribution (other than a dividend or distribution of shares of our common stock), in either case, on shares of our common stock and set a record date for payment for such dividend or distribution on or prior to the final settlement date;

•	if such forward purchaser is unable to continue to borrow a number of shares of our common stock equal to the number of shares underlying its forward sale agreement;

•	if the cost of borrowing the common stock has increased above a specified amount;

•	if a nationalization, delisting or change in law occurs, each as defined in the forward sale agreements; or

•	in connection with certain events of default and termination events under the deemed master agreement governing the forward sale agreements.

In the event that early settlement of a forward sale agreement occurs as a result of any of the foregoing events, we will be required to physically settle such forward sale agreement by delivering shares of our common stock.

In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, each forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares, and we would not receive any proceeds pursuant to the forward sale agreements.

Except under the circumstances described above, in addition to physical settlement, we also generally have the right to elect cash or net share settlement under the forward sale agreements. If we elect cash or net share settlement with respect to a forward sale agreement, the relevant forward purchaser will purchase shares of our common stock in secondary market transactions over a period of time for delivery to stock lenders in order to unwind its hedge and, if applicable in connection with net share settlement, to deliver shares to us. In the event that we elect to cash or net share settle a forward purchase agreement, and if the price of our common stock at which the relevant forward purchaser unwinds its hedge exceeds the forward sale price at the time, we will pay such forward purchaser under the forward sale agreement an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference. Conversely, if we elect to cash or net share settle a forward sale agreement and the price of our common stock at which the relevant forward purchaser unwinds its hedge is below the forward sale price at the time, such forward purchaser under the forward sale agreement will pay to us an amount in cash, if we cash settle, equal to such difference, or deliver a number of shares of our common stock, if we net share settle, having a market value equal to such difference.

Before the issuance of our common stock upon settlement of the forward sale agreements, the forward sale agreements will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon physical settlement of the forward sale agreements over the number of shares that could be purchased by us in the market (based on the average market price during the period) using the proceeds receivable upon settlement (based on the adjusted forward sale price at the end of the reporting period). Consequently, we anticipate there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above the per share adjusted forward sale price, which is initially $             (which is the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus supplement), subject to adjustment based on the federal funds rate less a spread, and subject to a decrease of $0.17 on August 6, 2009, and $0.18 on each of November 5, 2009, February 24, 2010 and May 6, 2010.

Discounts and commissions

The underwriters have advised us and the forward purchasers that they propose initially to offer the shares of common stock to the public at the public offering price specified on the cover page of this prospectus supplement and to selling group members at that price less a selling concession not in excess of $             per share. The underwriters may allow, and such selling group members may reallow, a discount not in excess of $             per share to certain other dealers. After the offering, the public offering price and concession and discount terms may be changed.

The following table summarizes the public offering price, underwriting compensation, estimated expenses and proceeds, after expenses, to us in connection with this offering:

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions	$	$	$	$
Expenses payable by us	$	$	$	$
Proceeds, after expenses, to us	$	$	$	$

The information assumes (a) either no exercise or full exercise by the underwriters of the overallotment option and (b) that the forward sale agreements are physically settled based upon the aggregate initial forward sale price and by the delivery of             shares of our common stock. If we physically settle the forward sale agreements, we expect to receive proceeds of approximately $            , net of underwriting discounts and commissions and offering expenses, subject to certain adjustments as described above. Settlement must occur no later than May     , 2010.

Over-allotment option

The forward purchasers have granted the underwriters an option to purchase up to an aggregate of additional shares of common stock (representing ten percent of the aggregate shares of our common stock to which the forward sale agreements relate), exercisable solely to cover over-allotments, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus supplement, provided that we may elect, in our sole discretion, in lieu of having the forward purchasers grant such an option to the underwriters, to grant the underwriters an option to purchase from us an equal number of shares on the same terms. The underwriters may exercise this option at any time, in whole or in part, until 30 days after the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial allocation reflected in the above table. If, in connection with the exercise of such option granted by the forward purchasers, either forward purchaser is unable to borrow, or unable to borrow at a cost not greater than a specified threshold, and deliver for sale on the anticipated closing date for the exercise of such option all or a portion of the shares of our common stock with respect to which such option has been exercised, we will sell the shares of common stock that such forward purchaser does not borrow and sell. In such event, the underwriters will have the right to postpone the closing date for the exercise of such option for one day to effect any necessary changes to any documents or arrangements in connection with such closing.

Lock-Up Agreements

We and our directors and executive officers have each agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, for a 90-day period after the date of this prospectus supplement, without the prior written consent of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co.

With respect to us, the foregoing paragraph shall not apply to (i) any sale of shares of common stock pursuant to this offering (including any option granted to the underwriters to cover over-allotments), (ii) the grant or issuance by us of employee or director stock options or restricted stock in the ordinary course of business pursuant to plans currently in existence, which plans have been disclosed in writing to the underwriters on or prior to the date hereof and (iii) the issuance by us of any shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof.

With respect to our directors and executive officers, the foregoing paragraph shall not apply to (i) transactions relating to shares of common stock or other securities acquired in open market transactions after the closing of the offering, provided that no filing under Section 16(a) of the Exchange Act, as amended, shall be required or shall be voluntarily made in connection with subsequent sales of common stock acquired in such open market transactions, (ii) transfers of shares of common stock or any security convertible into common stock as a bona fide gift, (iii) transfers of shares of common stock or any security convertible into common stock on death, by will or intestacy, (iv) dispositions to such officer’s or director’s immediate family or to any trust, partnership or other entity for the direct or indirect benefit of the officer or director and/or the immediate family of the officer or director or which entities are wholly owned by the officer or director, (v) the exercise of any stock options on a “cashless” or “net exercise” basis, (vi) transfer of a total of up to 500,000 shares of common stock or securities convertible into common stock pursuant to 10b5-1 plans in effect as of the date and time of the underwriting agreement and (vi) the entry into new 10b5-1 plans after the date of this prospectus supplement, provided that such plan does not permit transfers or sales of shares of common stock or securities convertible into common stock, and no transfers or sales of such securities pursuant to such plan occur, prior to the expiration of the 90-day restricted period.

Other relationships

The underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, investment banking and commercial banking services for us and our affiliates, for which they received or will receive reasonable and customary fees and commissions. In particular, as discussed above, an affiliate of Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. or one of its affiliates intend to enter into forward sale agreements with us, as forward purchasers, on or about May     , 2009 in connection with the proposed forward sales described in this prospectus supplement. Morgan Stanley & Co. Incorporated has acted as representative for the underwriters in the public offering of $500,000,000 aggregate principal amount of our 6% senior notes due 2015 and our 7% senior notes due 2019, which is scheduled to close on May 21, 2009. Certain affiliates of the underwriters are lenders under our Credit Facility, and we have also entered into forward contracts with affiliates of certain of the underwriters in order to hedge the risk of changes in the exchange rate of the Japanese Yen versus the U.S. Dollar between the signing and closing of the Acquisition.

The forward purchasers are expected to receive certain net proceeds of the offering as a result of short sales to the underwriters to hedge the forward sale agreements. Because certain net proceeds of this offering are expected to be paid to an affiliate of one of the underwriters, the offering is being conducted in accordance with Rule 5110(h) of the Financial Institution Regulatory Authority Manual.

Selling restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares of our common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our common stock to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our common stock to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe the shares of our common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

The shares of our common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares of our common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of our common stock are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares of our common stock under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The shares of our common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any shares of our common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Certain legal matters relating to the common stock offered hereby will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. The underwriters have been represented by Davis Polk  & Wardwell, Menlo Park, California.

EXPERTS

The consolidated financial statements and schedule of Beckman Coulter, Inc. and subsidiaries as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008, consolidated financial statements refers to a change in the method of accounting for defined benefit pension and other post-retirement plans and quantifying errors in 2006 due to the adoption of new accounting pronouncements.

With respect to the unaudited interim financial information for the periods ended March 31, 2009 and 2008, incorporated by reference herein, the independent registered public accounting firm has reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2009, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the offering of the common stock described in this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, and later information that we file with the SEC will automatically update and supersede this information.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the date of the closing of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

This prospectus supplement and the accompanying prospectus incorporate by reference and are deemed to include the documents listed below that we have filed with the SEC but have not been delivered with this document:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 23, 2009;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 7, 2009;

•

Our Current Reports on Form 8-K filed with the SEC on January 21, 2009 and February 10, 2009, Section 1.01 and 3.02 of our Current Report on Form 8-K filed with the SEC on March 4, 2009 and our Current Reports on Form 8-K filed with the SEC on April 29, 2009, May 13, 2009 and May 18, 2009; and

•	Our Annual Proxy Statement on Schedule 14A filed with the SEC on March 5, 2009.

You may request a copy of these incorporated documents at no cost by writing or telephoning us at the following address:

Investor Relations

Beckman Coulter, Inc.

P.O. Box 3100

4300 N. Harbor Boulevard

Fullerton, California 92834-3100

(714) 773-7620

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

We may offer and sell the securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

We will provide specific information about the terms of the securities in supplements to this prospectus. Any supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “BEC.”

We may offer and sell the following securities:

•	debt securities, which may be senior or subordinated debt securities and which may be guaranteed by certain of our subsidiaries;

•	preferred stock;

•	preferred stock represented by depositary shares;

•	common stock; and

•	warrants to purchase debt securities, common stock, preferred stock or depositary shares.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “About This Prospectus” and “Plan of Distribution” for more information.

Investment in any securities offered by this prospectus involves risks. See “Risk Factors” beginning on page 4 of this prospectus, in our periodic reports filed from time to time with the Securities and Exchange Commission and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the “SEC.” By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

This prospectus does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below under the section entitled “Where You Can Find More Information.” Forms of the indentures and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable supplement to this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our” and “us” in this prospectus, we mean Beckman Coulter, Inc., excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Information we file with the SEC can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at (800)-SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Our common stock is listed on the New York Stock Exchange (NYSE: BEC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. We have a web site whose address is http://www.beckmancoulter.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as “the Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus (other than filings or portions of filings that are furnished under applicable SEC rules rather than filed):

•	Our Annual Report on Form 10-K filed with the SEC on February 29, 2008;

•	Our Quarterly Reports on Form 10-Q filed with the SEC on May 7, 2008, August 6, 2008 and November 5, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on February 26, 2008 (both reports) and November 3, 2008;

•	Our definitive proxy statement filed with the SEC on March 21, 2008;

•

The description of our common stock contained in our Form 8-A filed with the SEC on or about April 25, 1989, together with an amendment thereto filed on July 2, 1992, and any other amendment or report filed for the purpose of updating such description; and

•

The description of our preferred stock purchase rights contained in our Form 8-A filed with the SEC on February 9, 1999 (which incorporates such description from the Company’s Current Report on Form 8-K filed with the Commission on February 8, 1999), and any other amendment or report filed for the purpose of updating such description.

You may request a copy at no cost of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Investor Relations

Beckman Coulter, Inc.

P.O. Box 3100

4300 N. Harbor Boulevard

Fullerton, California 92834–3100

(714) 773–7620

FORWARD–LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “ estimate,” “continue,” “pursue,” “plans,” “should,” “likely,” “might,” or the negative thereof or comparable terminology, and may include, without limitation, information regarding our expectations, goals or intentions regarding the future, including, without limitation, statements regarding our anticipated revenues, earnings or other operating or expense estimates or objectives, potential or planned investment in future growth vehicles, tax rate, instrument placements, hardware mix, growth in life sciences, immunoassay, chemistry and clinical automation product areas and expansion of our installed base.

Forward-looking statements included in this prospectus and the documents incorporated by reference in this prospectus are based on management’s current expectations, estimates, forecasts and projections about the company and are subject to risks and uncertainties, some of which may be beyond our control, that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to:

•	market demand for our new and existing products and our ability to increase revenues;

•	our ability to maintain operating expenses within anticipated levels;

•	our ability to procure raw materials in a timely and cost effective manner;

•	our ability to successfully and cost effectively establish and manage operations in foreign jurisdictions;

•	our ability to successfully manage our foreign currency risks from our international operations;

•	our ability to attract and retain qualified personnel;

•	our ability to successfully develop and introduce new products;

•	our ability to successfully integrate acquired businesses and assets and realize the anticipated benefits from such acquisitions;

•	our ability to successfully divest businesses and assets and realize the anticipated benefits from such divestitures;

•	our ability to successfully implement and manage our transition into our new ERP system;

•	pricing pressures and other competitive factors;

•	the ability of our customers to secure adequate government funding;

•	industry consolidation;

•	order and shipment uncertainty;

•	changes in customers’ inventory levels and inventory management practices;

•	product defects;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	competition;

•	litigation;

•	financial community and rating agency perceptions of us;

•	fluctuations in the value of our pension plan assets;

•	changes in laws and regulations, including increased taxes and changes to accounting standards;

•	regulation, economic, credit and capital market conditions;

•	the impact of general economic and political conditions and natural disasters in the United States and abroad; and

•	the effects of war, terrorist or similar activity.

Our forward-looking statements are also subject to other risks and uncertainties, including those described in the “Risk Factors” sections of our Annual Report on Form 10-K (Part I, Item 1A) and our Quarterly Reports on Form 10-Q and reports on Form 8-K that we may file from time to time with the SEC, which are incorporated by reference into this prospectus.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of their respective dates. We do not undertake any responsibility to update any forward-looking statements, except as may be required by federal securities laws. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events that may cause actual results to differ from those expressed or implied by our forward-looking statements.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, our Quarterly Reports for the three months ended March 31, 2008 and June 30, 2008 and September 30, 2008, any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Report on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Forward Looking Statements.”

BECKMAN COULTER

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Our principal executive offices are located at 4300 N. Harbor Boulevard, Fullerton, California 92835. Our mailing address is Beckman Coulter, Inc., P.O. Box 3100, Fullerton, CA 92834-3100. The telephone number is (714) 871-4848.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for general corporate purposes, including repaying, redeeming or repurchasing existing debt, repurchasing shares, and for working capital, capital expenditures and other acquisitions. We may invest funds not required immediately for such purposes in short-term investment grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated. You should read these ratios of earnings to fixed charges in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference into this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	3.7x	4.7x	4.7x	3.7x	3.2x	5.5x	5.2x

We have computed the ratio of earnings to fixed charges by dividing earnings from continuing operations before income taxes and fixed charges by fixed charges. Fixed charges consist of interest expense and a portion of rent expense deemed representative of the interest factor.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be a complete description of each security. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

DESCRIPTION OF DEBT SECURITIES

The following description discusses the general terms and provisions of the debt securities that we may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities. The indebtedness represented by the senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indebtedness represented by the subordinated debt securities will rank junior and be subordinate in right of payment to the prior payment in full of our senior debt, to the extent and in the manner set forth in the prospectus supplement for the securities. See “— Subordination” below.

For more information about the securities offered by us, please refer to:

•	the indenture between us and Wells Fargo Bank, National Association, as successor trustee, relating to the issuance of each series of senior debt securities by us; and

•

the indenture (“subordinated indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as successor trustee, relating to the issuance of each series of subordinated debt securities by us.

Forms of these documents are filed as exhibits to the registration statement. The indentures listed above are sometimes collectively referred to as the “indentures” and individually referred to as an “indenture.” The trustee under each indenture is referred to as the “indenture trustee.” The indentures are subject to and governed by the Trust Indenture Act of 1939, and may be supplemented or amended from time to time following their execution.

Each indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the indenture will be described in the prospectus supplement relating to the debt securities.

Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in the indenture. We also include references in parentheses to certain sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities in the applicable prospectus supplement.

General

We may issue an unlimited amount of debt securities under each indenture in one or more series. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

Prior to the issuance of each series of debt securities, the terms of such particular series will be established by or pursuant to a resolution of our board of directors, or a committee thereof, and set forth or determined in the manner provided in an officers’ certificate or by supplemental indenture, including any pricing supplement. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:

(a) the title of the debt securities;

(b) any limit upon the principal amount of the debt securities;

(c) the date or dates on which principal will be payable or how to determine the dates;

(d) the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates,” and any record dates for the interest payable on the interest payment dates;

(e) any obligation or option of ours to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

(f) the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g) any provision relating to deferral of interest payments;

(h) whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

(i) any addition to, modification or deletion of the events of defaults or covenants described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

(j) the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on, the debt securities will be made;

(k) the terms of any guarantees of the debt securities; and

(l) any other terms of the debt securities. (See Section 301 of the indenture.)

Payment of Debt Securities — Interest

Unless indicated differently in a prospectus supplement, we will pay interest on the debt security on each interest payment date to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a) We will first provide to the indenture trustee a payment date for the defaulted interest. Next, the indenture trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b) Alternatively, we may make payment in any other lawful manner of payment not inconsistent with the requirements of any securities exchange on which the debt securities are listed for trading provided the payment is not deemed impracticable by the indenture trustee. (See Section 307 of the indenture.)

Payment of Debt Securities — Principal

Unless we indicate differently in a prospectus supplement, we will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the indenture trustee, as our paying agent. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

In our discretion, we may change the place of payment on the debt securities, and may remove any paying agent and may appoint one or more additional paying agents. (See Section 1002 of the indenture.)

Form; Transfers; Exchanges

The debt securities will be issued:

(a) only in fully registered form;

(b) without interest coupons; and

(c) unless otherwise specified in a prospectus supplement, in denominations that are integral multiples of $1,000.

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer debt securities at the office of the indenture trustee. The indenture trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” The security registrar will also perform transfers.

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002 of the indenture.)

Except as otherwise provided in a prospectus supplement, there will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block the transfer or exchange of (a) debt securities during a period of 15 days prior to giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305 of the indenture.)

Redemption

We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the indenture trustee will select the debt securities to be redeemed. In the absence of any provision for selection, the indenture trustee will choose a method of random selection it deems fair and appropriate. (See Sections 1102, 1103 and 1104 of the indenture.)

Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105 of the indenture.) If only part of a debt security is redeemed, the indenture trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 1106 of the indenture.)

We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 1104 of the indenture.)

Events of Default

An “event of default” occurs with respect to debt securities of any series if:

(a) we do not pay any interest on any debt securities of the applicable series within 30 days of the due date (following any deferral allowed under the terms of the debt securities and elected by us);

(b) we do not pay principal or premium on any debt securities of the applicable series on its due date;

(c) we do not make any sinking fund payment, when and as due by the terms of the debt security of the applicable series, and such default continues for a period of 60 days;

(d) we are in default in the performance or breach of a covenant (excluding covenants not applicable to the affected series) of the indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the indenture trustee or registered holders of at least 25% of the principal amount of debt securities of the affected series;

(e) we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(f) any other event of default specified in the applicable prospectus supplement for the applicable series occurs. (See Section 501 of the indenture.)

No event of default with respect to a series of debt securities under the indenture necessarily constitutes an event of default with respect to the debt securities of any other series issued under the indenture. The occurrence of an event of default may constitute an event of default under our bank credit agreement in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the indenture trustee or the registered holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. (See Section 502 of the indenture.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the indenture trustee has obtained a judgment or decree for payment of the money due on any series of debt securities, the registered holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the declaration and its consequences, if:

(a) we pay or deposit with the indenture trustee a sum sufficient to pay

(1) all overdue interest;

(2) the principal and any premium that have become due other than by the declaration of acceleration and overdue interest on these amounts;

(3) interest on overdue interest to the extent lawful; and

(4) all amounts due to the indenture trustee under the indenture; and

(b) all events of default with respect to the affected series, other than the nonpayment of the principal that has become due solely by the declaration of acceleration, have been cured or waived as provided in the indenture. (See Section 502 of the indenture.)

For more information as to waiver of defaults, see “Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series will have the right, subject to certain limitations in the indenture, to:

(a) direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee; or

(b) exercise any trust or power conferred on the indenture trustee with respect to the debt securities of the series.

If an event of default is continuing with respect to all the series of debt securities, the registered holders of a majority in aggregate principal amount of the outstanding debt securities of all the series considered as one class, and not the registered holders of the debt securities of any one of the series, will have the right to make such direction. These rights of registered holders to make such direction are subject to the following limitations:

(a) the registered holders’ directions will not conflict with any law or the indenture; and

(b) the registered holders’ directions may not involve the indenture trustee in personal liability where the indenture trustee believes indemnity is not adequate.

The indenture trustee may also take any other action it deems proper that is not inconsistent with the registered holders’ direction. (See Sections 512 and 603 of the indenture.)

In addition, the indenture provides that no registered holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy under the indenture unless:

(a) that registered holder has previously given the indenture trustee written notice of a continuing event of default;

(b) the registered holders of not less than 25% in aggregate principal amount of the outstanding debt securities of all affected series, considered as one class, or in the case of an event of default of the character specified above in clause (a), (b) or (c) under “Events of Default,” that series, have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee indemnity satisfactory to it against costs and liabilities incurred in complying with the request; and

(c) for 60 days after receipt of the notice, the indenture trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the indenture trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of all affected series, considered as one class, or in the case of an event of default of the character specified above in clause (a), (b) or (c) under “Events of Default,” that series.

Furthermore, no registered holder will be entitled to institute any action if the action would disturb or prejudice the rights of other registered holders. (See Sections 507 and 603 of the indenture.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Sections 507 and 508 of the indenture.)

Notice of Default

The indenture trustee is required to give the registered holders of the debt securities notice of any default under the indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under “Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. (See Section 602 of the indenture.) The Trust Indenture Act currently permits the indenture trustee to withhold notices of default (except for certain payment defaults) if the indenture trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

We will furnish the indenture trustee with an annual statement as to our compliance with the conditions and covenants in the indenture. (See Section 1005 of the indenture.)

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of all affected series (voting as one class) may waive, on behalf of the registered holders of all debt securities of all such series, any past default under the indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the indenture that cannot be amended without the consent of the registered holder of each outstanding debt security. (See Section 513 of the indenture.)

Compliance with some of the covenants in the indenture or otherwise provided with respect to debt securities may be waived by the registered holders of a majority in aggregate principal amount of the affected debt securities, considered as one class. (See Section 1006 of the indenture.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1004 of the indenture.)

We have agreed not to consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

(a) the entity formed by the consolidation or into which we are merged, or the entity which acquires by conveyance or transfer or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State of the United States or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding debt securities and the performance of all of our covenants under the indenture; and

(b) immediately after giving effect to the transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing. (See Section 801 of the indenture.)

The indenture contains no financial or other similar restrictive covenants. Any such covenants with respect to any particular series of debt securities will be set forth in the applicable prospectus supplement.

Modification of Indenture

Without Registered Holder Consent

Without the consent of any registered holders of debt securities, we and the applicable indenture trustee may enter into one or more supplemental indentures for any of the following purposes:

(a) to evidence the succession of another entity to us;

(b) to add one or more covenants or other provisions for the benefit of the registered holders of all or any series or tranche of debt securities, or surrender any right or power conferred upon us;

(c) to add any additional events of default for all or any series of debt securities;

(d) to change or eliminate any provision of the indenture or to add any new provision to the indenture that does not adversely affect the interests of the registered holders;

(e) to provide security for the debt securities of any series;

(f) to establish the form or terms of debt securities of any series or tranche or any debt securities guarantees as permitted by the indenture;

(g) to provide for the issuance of bearer securities;

(h) to evidence and provide for the acceptance of appointment of a separate or successor indenture trustee;

(i) to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of debt securities;

(j) to change any place or places where

(1) we may pay principal, premium and interest,

(2) debt securities may be surrendered for transfer or exchange, or

(3) notices and demands to or upon us may be served; or

(k) to cure any ambiguity, defect or inconsistency or to make any other provisions with respect to matters or questions arising under the indenture that do not adversely affect the interests of the registered holders in any material respect. (See Section 901 of the indenture.)

If the Trust Indenture Act is amended after the date of the indenture so as to require changes to the indenture or so as to permit changes to, or the elimination of, provisions that, at the date of the indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the indenture, the indenture will be deemed to have been amended to conform to the amendment or to effect the changes or elimination, and we and the applicable indenture trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

With Registered Holder Consent

We and the indenture trustee may, with some exceptions, amend or modify any indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of all series affected by the amendment or modification (voting as one class). However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a) change the stated maturity of the principal or interest on any debt security (other than pursuant to the terms of the debt security), or reduce the principal amount, interest or premium payable or change the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b) reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the indenture; or

(c) modify certain of the provisions in the indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture that changes or eliminates any provision of the indenture expressly included solely for the benefit of registered holders of debt securities of one or more particular series or tranches will be deemed not to affect the rights under the indenture of the registered holders of debt securities of any other series or tranche. (See Section 902 of the indenture.)

Miscellaneous

The indenture provides that some debt securities, including those for which payment or redemption money has been deposited or set aside in trust, will not be deemed to be outstanding in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101 of the indenture.)

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the indenture, in the manner and subject to the limitations provided in the indenture. In some circumstances, the indenture trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104 of the indenture.)

Defeasance and Covenant Defeasance

The indenture provides, unless the terms of the particular series of debt securities provide otherwise, that we may, upon satisfying several conditions, cause ourselves to be:

(a) discharged from our obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance”; and

(b) released from our obligations under specified covenants with respect to any series of debt securities, which we refer to as “covenant defeasance.”

One condition we must satisfy is the irrevocable deposit with the indenture trustee, in trust, of money or government obligations that, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

The indentures permit defeasance with respect to any series of debt securities even if a prior covenant defeasance has occurred with respect to the debt securities of that series. Following a defeasance, payment of the debt securities defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the debt securities may not be accelerated by reference to the specified covenants affected by the covenant defeasance. However, if an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the respective debt securities, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Certain Matters Regarding the Indenture Trustee

We have agreed to pay the indenture trustee specified compensation for all services to be rendered by it under the indenture, and to reimburse the indenture trustee for expenses, disbursements and advances incurred, including but not limited to reasonable legal fees and expenses of its counsel, by it in accordance with the indenture, except for those attributable to its negligence, willful misconduct or bad faith.

In addition, we have agreed to fully indemnify the indenture trustee for, and to hold it harmless against, any and all loss, liability, damage, claim or expense, incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust under the indenture, including the costs and expenses of defending itself against any claims or liability in connection with the performance of its powers or duties under the indenture.

The indenture trustee may resign at any time by giving written notice to us. The indenture trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding debt securities of any series. No resignation or removal of the indenture trustee and no appointment of a successor indenture trustee will become effective until the acceptance of appointment by a successor indenture trustee in accordance with the requirements of the indenture.

Under some circumstances, we may appoint a successor indenture trustee and, if the successor accepts, the indenture trustee will be deemed to have resigned. (See Section 610 of the indenture).

Subordination

Unless we indicate differently in a prospectus supplement, any subordinated debt securities will be subordinated in the following manner. If our assets are distributed upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest on any subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture and the applicable supplemental indenture, to the prior payment in full of all senior indebtedness, including senior debt securities. However, our obligation to pay principal, and premium, if any, or interest on the subordinated debt securities will not otherwise be affected. No payment on account of principal, or premium, if any, sinking fund or interest may be made on the subordinated debt securities at any time when there is a default in the payment of principal, premium, if any, sinking fund or interest on senior indebtedness. If, while we are in default on senior indebtedness, any payment is received by the indenture trustee under the subordinated debt security indenture or the holders of any of the subordinated debt securities before we have paid all senior indebtedness in full, the payment or distribution must be paid over to the holders of the unpaid senior indebtedness or applied to the repayment of the unpaid senior indebtedness. Subject to paying the senior indebtedness in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to the extent that payments are made to the holders of senior indebtedness out of the distributive share of the subordinated debt securities.

Due to the subordination, if our assets are distributed upon insolvency, some or all of our general creditors may recover more, ratably, than holders of subordinated debt securities. The subordinated indenture or applicable supplemental indenture may state that its subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge, and the legal defeasance provisions of the subordinated indenture.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference in it will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Conversion Rights

The terms and conditions of any debt securities being offered that are convertible into shares of our stock will be set forth in a prospectus supplement. These terms will include, among other things, the class or series of shares into which the debt securities are convertible, the conversion price, the conversion period, provisions as to whether conversion will be mandatory, or at the option of the holder or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event that the debt securities are redeemed.

Governing Law

The indentures and the related debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF

COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock is only a summary and is qualified in its entirety by reference to applicable law, our certificate of incorporation, bylaws and participating preferred stock rights plan. Therefore, you should carefully read the more detailed provisions of our Sixth Restated Certificate of Incorporation, which we refer to as the “Restated Certificate,” our Amended and Restated By-laws, which we refer to as our “Bylaws,” and our Stockholder Protection Rights Agreement, dated February 4, 1999, between us and First Chicago Trust Company of New York, as rights agent, which we refer to as our “Rights Plan,” which are publicly filed with the SEC and copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Incorporation of Certain Documents by Reference.”

General

Pursuant to our Restated Certificate, our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.10 per share, and 10,000,000 shares of preferred stock, par value $0.10 per share. At October 15, 2008, we had 62,665,869 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Subject to any preferential rights that our board of directors may grant in connection with the future issuance of preferred stock, each holder of common stock is entitled to one vote per share on all matters voted upon by the stockholders. Each holder of common stock is entitled to receive ratably any dividends declared on the common stock by the board of directors from funds legally available for distribution. In the event of our liquidation, dissolution or winding up, after we pay all debts and other liabilities and any liquidation preference on the preferred stock, each holder of common stock would be entitled to share ratably in all of our remaining assets. The common stock has no subscription, redemption, conversion or preemptive rights. All shares of common stock are fully paid and nonassessable.

Preferred Stock

Under the Restated Certificate, our board of directors may, by resolution without stockholder approval, provide for the issuance of shares of preferred stock from time to time, in one or more classes or series having such designations, powers, preferences, rights, qualifications, limitations and restrictions as the board of directors may determine, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption (including sinking fund provisions);

•	dividend rights and rates;

•	dissolution;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or that holders might believe to be in their best interests.

We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the terms of the preferred stock.

Certain Anti-Takeover Matters

Our Restated Certificate, Bylaws and Rights Plan contain provisions that may make it more difficult and time-consuming for a third party to effect a change of control of our company. Such provisions may also have an adverse effect on the ability of stockholders to influence the governance of our company.

Our Restated Certificate and Bylaws divide the members of our board of directors into three classes serving three-year staggered terms. The classification of directors makes it more difficult for our stockholders to change the composition of our board. The affirmative vote of the holders of at least 66 2/3% of the shares entitled to vote is required to alter or repeal the provision related to the classification of our board.

Rights Plan

On February 4, 1999, our board of directors adopted the Rights Plan and declared a dividend distribution of one right on each outstanding share of our common stock. Stockholders may transfer the rights with the common stock only until they become exercisable. Each right entitles stockholders to buy, under certain circumstances, one one-hundredth of a share of a new series of participating preferred stock at an exercise price of $200.

Generally, the rights become exercisable only if a person or group (subject to certain exceptions stated in the Rights Plan, an “acquiring person”) acquires 15% or more of the then outstanding shares of common stock or announces a tender offer which would result in ownership by a person or group of 15% or more of the then outstanding shares of common stock (a “flip-in event”). Upon a flip-in event, each right automatically converts to a right to buy at the right’s then current exercise price, a number of shares of our common stock having a then current market value of twice the right’s exercise price. Any rights, however, that are owned by an acquiring person on or after the date such acquiring person becomes an acquiring person, will be void and unexercisable.

If we are acquired in a merger or certain other business combination transactions after a flip-in event (a “flip-over event”), each right entitles its holder to purchase (except voided rights held by the acquiring person), at the right’s then current exercise price, a number of shares of the acquiring person’s common stock having a then current market value of twice the right’s exercise price.

Following a flip-in event and prior to the acquisition of 50% or more of our common stock by the acquiring person, our board of directors may exchange the rights (except voided rights held by the acquiring person), in whole or in part, at an exchange ratio described in the Rights Plan.

Prior to a flip-in event, the rights are redeemable for $0.01 per right at the option of the board of directors.

Delaware General Corporation Law Section 203

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts certain business combinations between us and an “interested stockholder” (in general, a stockholder owning 15% or more of our outstanding voting stock) or that stockholder’s affiliates or associates for a period of three years following the date on which the stockholder becomes an “interested stockholder.” The restrictions do not apply if:

•	prior to an interested stockholder becoming such, our board of directors approves either the business combination or the transaction in which the stockholder becomes an interested stockholder;

•

upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, subject to certain exceptions; or

•

on or after the date an interested stockholder becomes such, the business combination is both approved by our board of directors and authorized at an annual or special meeting of our stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Registrar and Transfer Agent

Computershare Trust Company, N.A. is the registrar and transfer agent for the common stock.

DESCRIPTION OF DEPOSITARY SHARES

General

We may issue depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. We will deposit with a depositary (the “preferred stock depositary”) shares of preferred stock of each series represented by depositary shares. We will enter into a deposit agreement (each a “deposit agreement”) with the preferred stock depositary and holders from time to time of the depositary receipts issued by the preferred stock depositary that evidence the depositary shares (“depositary receipts”). Subject to the terms of the deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the holder’s fractional interest in the preferred stock, to all the rights and preferences of the series of the preferred stock represented by the depositary shares (including dividend, voting, conversion, redemption and liquidation rights).

Immediately after we issue and deliver the preferred stock to a preferred stock depositary, we will cause the preferred stock depositary to issue the depositary receipts on our behalf. You may obtain copies of the applicable form of deposit agreement and depositary receipt from us upon request. The statements made in this section relating to the deposit agreement and the depositary receipts are summaries of certain anticipated provisions. These summaries are not complete and we may modify them in a prospectus supplement. For more detail we refer you to the deposit agreement itself, which we will file as an exhibit to the registration statement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary receipts owned by the holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion to the number of the depositary receipts owned by the holders, unless the preferred stock depositary determines that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

No distribution will be made in respect of any depositary share that represents any preferred stock converted into other securities.

Withdrawal of Stock

Upon surrender of the depositary receipts at the corporate trust office of the preferred stock depositary (unless we have previously called for redemption or converted into other securities the related depositary shares), the holders will be entitled to delivery at that office of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares. Holders of depositary receipts will be entitled to receive shares of the related preferred stock as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will concurrently redeem the number of depositary shares representing shares of the preferred stock so redeemed, provided we have paid the applicable redemption price for the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by us.

From and after the date fixed for redemption:

•	all dividends in respect of the shares of preferred stock called for redemption will cease to accrue;

•	the depositary shares called for redemption will no longer be deemed to be outstanding; and

•

all rights of the holders of the depositary receipts evidencing the depositary shares called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled upon redemption and surrender to the preferred stock depositary.

Voting of the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts. Each record holder of these depositary receipts on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The preferred stock depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable action necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the amount of preferred stock represented by the depositary shares for which it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote or for the manner or effect of any vote made, as long as the action or non-action is in good faith and does not result from the preferred stock depositary’s negligence or willful misconduct.

Liquidation Preference

If we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

The depositary shares, as such, are not convertible into common stock or any of our other securities or property. Nevertheless, if we so specify in the applicable prospectus supplement relating to an offering of depositary shares, holders may surrender depositary receipts to the preferred stock depositary with written instructions to the preferred stock depositary to instruct us to convert the preferred stock represented by the depositary shares into whole shares of common stock, other shares of our preferred stock or other shares of stock. We have agreed that upon receipt of the instructions and any amounts payable, we will convert the depositary shares using the same procedures as those provided for converting preferred stock. If the depositary shares evidenced by a depositary receipt are to be converted in part only, the preferred stock depositary will issue a new depositary receipt for any depositary shares not converted. No fractional shares of common stock will be issued upon conversion, and if the conversion would result in a fractional share being issued, we will pay an amount in cash equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt and any provision of the deposit agreement at any time by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless the holders of at least 66 2/3% of the depositary shares evidenced by the depositary receipts then outstanding approve the amendment. No amendment will impair the right, subject to the exceptions set forth in the depositary agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented by the depositary receipt, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective will be deemed, by continuing to hold the receipt, to consent and agree to the amendment and to be bound by the deposit agreement as amended.

We may terminate the deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each series of preferred stock affected by the termination consents to the termination. Upon termination, the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock represented by the depositary shares evidenced by the depositary receipts together with any other property held by the preferred stock depositary with respect to the depositary receipt.

In addition, the deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed;

•

there has been a final distribution of the related preferred stock in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary receipts evidencing the depositary shares representing the preferred stock; or

•	each share of the related preferred stock has been converted into our securities which are not represented by depositary shares.

Charges of Preferred Stock Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depositary in connection with the performance of its duties under the deposit agreement. However, holders of depositary receipts will pay the fees and expenses of the preferred stock depositary for any duties requested by the holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depositary. Any such resignation or removal will take effect upon our appointment of a successor preferred stock depositary. We must appoint a successor preferred stock depositary within 60 days after delivery of the notice of resignation or removal, and any preferred stock depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward to holders of depositary receipts any reports and communications the preferred stock depositary receives from us relating to the preferred stock.

We will not be liable, nor will the preferred stock depositary be liable, if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depositary under the deposit agreement will be limited to performing our duties in good faith and without negligence (in the case of any action or inaction in the voting of preferred stock represented by the depositary shares), gross negligence or willful misconduct. We will not be obligated, nor will the preferred stock depositary be obligated, to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished to us. We may rely, and the preferred stock depositary may rely, on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons we believe in good faith to be competent to give such information, and on documents we believe in good faith to be genuine and signed by a proper party.

In the event the preferred stock depositary receives conflicting claims, requests or instructions from holders of depositary receipts, on the one hand, and us, on the other hand, the preferred stock depositary will be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities (“debt warrants”), preferred stock (“preferred stock warrants”), depositary shares (“depositary shares warrants”) or common stock (“common stock warrants,” collectively with the debt warrants, the preferred stock warrants and the depositary shares warrants (“warrants”)). We may issue warrants independently or together with any other securities we offer pursuant to a prospectus supplement, and the warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company as warrant agent. We will set forth additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants that may be exercised at any time;

•	a discussion of the material United States Federal income tax considerations applicable to the exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

Other Warrants

We will describe in the applicable prospectus supplement the terms of the preferred stock warrants, depositary shares warrants and common stock warrants being offered, including the following:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the number of the warrants issued with each share of preferred stock, common stock or depositary share;

•	any provisions for adjustment of the number or amount of shares of preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the date on and after which the warrants and the related preferred stock, common stock or depositary shares will be separately transferable;

•	if applicable, a discussion of the material United States Federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire; and

•	the maximum or minimum number of the warrants that may be exercised at any time.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock, common stock or depositary shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, depositary shares or shares of preferred stock or common stock purchasable upon the exercise. If less than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a supplemental prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (collectively, “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (“DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is a:

•	limited-purpose trust company organized under the New York Banking Law;

•	“banking organization” within the meaning of the New York Banking Law;

•	member of the Federal Reserve System;

•	“clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	“clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants,” that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the Borough of Manhattan, the City of New York, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee at least 15 days before the applicable payment date by the persons entitled to payment.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default under the indenture has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to one or more purchasers directly;

•	to underwriters for public offering and sale by them;

•	through agents;

•	through dealers; or

•	through a combination of any of the foregoing methods of sale.

We may distribute the securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

The applicable prospectus supplement will name any underwriter involved in a sale of securities. Underwriters may offer and sell securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any at-the-market offering of equity securities by or on our behalf.

Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the securities if any are purchased.

We will name any agent involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered pursuant to their prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase the securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement. The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

Underwriters, dealers and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

VALIDITY OF SECURITIES

The validity of the securities offered by this prospectus will be passed upon for us by Latham & Watkins LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and schedule of Beckman Coulter, Inc. and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the 2007 consolidated financial statements refers to changes in the Company’s accounting for share-based compensation and defined benefit pension and other postretirement plans and the Company’s method of quantifying errors in 2006.